Exhibit 5.1

600 Travis Street, Suite 3300 Houston, TX 77002

(713) 835-3600 www.kirkland.com	Facsimile: (713) 835-3601

February 28, 2017

Linn Energy, Inc.

600 Travis Street

Houston, Texas 77002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Linn Energy, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of the offer and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 9,914,432 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), issuable under the Linn Energy, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

In connection with the opinion expressed herein, we have reviewed such corporate records, certificates and other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

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Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and that the Common Shares, when duly issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal securities laws of the United States of America. We do not express any opinion herein on the laws of any other jurisdiction.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP